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Exhibit 11.1 - Statement RE: Computation of Per Share Earnings
(000's omitted, except per share data)

                                                            Year ended April 30,
                                                   1997             1996             1995
                                                  -------          -------          -------
 Primary:
Average shares outstanding                        2,808.8          2,737.5          2,737.5

Net effect of dilutive stock
options and warrants - based on the
treasury stock method using average
market price                                        131.5              0.0             20.6

Total                                             2,940.3          2,737.5          2,758.1

Net income                                        3,255.1          2,366.8          1,890.6

Per share amount                                    $1.11            $0.86            $0.69

Fully diluted:

Average shares outstanding                        2,808.8          2,737.5          2,737.5

Net effect of dilutive stock
options and warrants - based on the
treasury stock method using average
market price, if higher than average
market price                                        191.9             22.3             20.6

Total                                             3,000.7          2,759.8          2,758.1

Net Income                                        3,255.1          2,366.8          1,890.6

Per share amount                                    $1.08            $0.86            $0.69
